                               ADMINISTAFF, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

                                                                    EXHIBIT 21.1

                       SUBSIDIARIES OF ADMINISTAFF, INC.


- Administaff of Texas, Inc., a Texas corporation and wholly owned subsidiary of Administaff, Inc.

- Administaff Companies, Inc., a Delaware corporation and wholly owned subsidiary of Administaff of Texas, Inc.